UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2008
Analog Devices, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	1-7819	04-2348234

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Technology Way, Norwood, MA	02062

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 329-4700

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) 2008 Executive Bonus Plan
          On January 22, 2008, the Compensation Committee of the Board of Directors of Analog Devices, Inc. (the “Company”) approved the terms of the 2008 Executive Bonus Plan (the “Executive Bonus Plan”). All executive officers and other senior management selected by the Chief Executive Officer will participate in the Executive Bonus Plan. Bonus payments under the Executive Bonus Plan are calculated and paid as follows:
          1. Each participant’s Fiscal 2008 Bonus Target is obtained by multiplying his or her Base Salary by his or her Individual Target Bonus Percentage:
•	Base Salary — the individual’s base pay during the applicable bonus period.

•	Individual Target Bonus Percentage — a percentage of the individual’s Base Salary, determined individually for each participant by the Compensation Committee and ranging from 50% to 160%.
          2. Each participant’s Fiscal 2008 Bonus Target is then multiplied by the Bonus Payout Factor. The Bonus Payout Factor is based on the Company’s operating profit before tax (OPBT) as a percentage of revenue for the applicable bonus period, which is adjustable by the Compensation Committee in its sole discretion to exclude special items, including but not limited to: restructuring-related expense, acquisition-related expense, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. The Bonus Payout Factor can range from 0% to 300%.
          The Compensation Committee adopted the following Bonus Payout Factor table under the Executive Bonus Plan:

Company Performance
(OPBT/Revenue)	Bonus Payout Factor
12%	0%
22.5%	100%
31%	200%
36%	300%
          The Bonus Payout Factor is determined quarterly and is also used to determine the bonuses paid to all other employees of the Company under the Company’s 2008 Profit Sharing Plan for Employees.
          The product obtained by multiplying a participant’s Fiscal 2008 Bonus Target by the Bonus Payout Factor shall be the Fiscal 2008 Bonus Payment for each participant. Each participant’s Fiscal 2008 Bonus Payment can therefore be reduced to zero, or increased by up to three times his or her Fiscal 2008 Bonus Target.
          3. Each participant in the Executive Bonus Plan, other than Ray Stata and Jerald Fishman, is eligible for an additional Individual Payout Factor that can increase the calculated bonus payment by up to 30% based on superior business performance. Evidence of superior business performance will include, but is not limited to, overachievement of revenue and profitability goals, and achievement of non-financial results that contributed positively to the performance of the Company. At the end of fiscal year 2008, the Chief Executive Officer will review and assess the performance of each of the eligible participants with respect to his or her goals, and will provide his recommendations regarding each participant’s performance to the Compensation Committee. The Compensation Committee will then, in its discretion, determine whether there is superior performance justifying the application of an Individual Payout Factor.

4. Fiscal 2008 Bonus Payments, if any, under the Executive Bonus Plan will be calculated at the end of each fiscal quarter and distributed after the first half and second half of fiscal year 2008. In the event that the Compensation Committee determines that a participant should receive an Individual Payout Factor, such amount would be distributed to the participant after the end of the fiscal year. Therefore, the distribution paid after the first half of fiscal year 2008 will be based only on paragraphs 1 and 2 above, while the distribution paid after the fiscal year end will be based on paragraphs 1 and 2 above and will also include any amount based on the application of the Individual Payout Factor as described in paragraph 3 above.
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2008	ANALOG DEVICES, INC.

	By:	/s/ Joseph E. McDonough Joseph E. McDonough
Vice President, Finance and Chief Financial Officer

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